SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C. 20549

                            FORM 8-K

                          CURRENT REPORT


              Pursuant to Section 13 or 15(d) of the
                 Securities Exchange Act of 1934





Date of Report (Date of earliest event reported):October 20, 1999



                          The Stanley Works
               (Exact name of registrant as specified in charter)


  Connecticut               1-5224              06-058860
(State or other          (Commission         (IRS Employer
jurisdiction of          File Number)        Identification No.)
incorporation)



1000 Stanley Drive, New Britain, Connecticut            06053
(Address of principal executive offices)               (Zip Code)



Registrant's telephone number, including area code:(860) 225-5111




                         Not Applicable
   (Former name or former address, if changed since last report)








               Exhibit Index is located on Page 4

                        Page 1 of 12 Pages

     Item 5.   Other Events.


               1. On October 20, 1999, the Registrant issued a press release announcing third quarter earnings and fourth quarter dividend. Attached as Exhibit (20)(i) is a copy of the Registrant's press release.


     Item 7.   Financial Statements and Exhibits.

        (c)  20(i)  Press release dated October 20, 1999
                    announcing third quarter results and
                    fourth quarter dividend.

             20(ii) Cautionary statements relating to forward
                    looking statements included in Exhibit
                    20(i).

































                       Page 2 of 12 Pages

                            SIGNATURE




Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.



                                             THE STANLEY WORKS



Date: October 20, 1999             By:       Stephen S. Weddle
                                   Name:     Stephen S. Weddle
                                   Title:    Vice President,
                                             General Counsel and
                                             Secretary
































                       Page 3 of 12 Pages

                       EXHIBIT INDEX

                Current Report on Form 8-K
                  Dated October 20, 1999



          Exhibit No.                   Page

          20(i)                           5

          20(ii)                         12








































                     Page 4 of 12 Pages

FOR IMMEDIATE RELEASE                               Exhibit (20)(i)

STANLEY  REPORTS  3rd  QUARTER  EARNINGS  INCREASE  AND  FREE  CASH
FLOW  AT  RECORD  LEVEL

ALSO  ANNOUNCES  4th  QUARTER  DIVIDEND

New Britain, Connecticut, October 20, 1999: The Stanley Works (NYSE: "SWK") announced today that third quarter net income was $50 million, or $.56 per diluted share, versus "core" earnings of $49 million, or $.55 per diluted share in the same quarter last year. This exceeded consensus Wall Street analyst estimates of $.47 per diluted share. Operating margin was 11.3%, compared with 12.9% core operating margin in the third quarter of 1998.

Core results in prior reporting periods excluded restructuring charges, restructuring-related transition costs and certain other non-recurring costs. As promised and beginning with this quarter the additional disclosures of restructuring-related costs and "core" earnings have ceased. Inclusive of such costs, the company earned $33.4 million, or $.37 per diluted share, in the third quarter of 1998.

Net sales were $692 million, a slight increase over $690 million last year. Acquisitions accounted for a 2% increase, offset by a 1% decline from lower pricing and foreign currency translation. Unit volume from ongoing businesses declined only nominally, despite Hechinger's bankruptcy and a work stoppage, since resolved, in a European hand tools operation. Double-digit volume increases in residential doors and improvement in U.S. industrial mechanics tools and fastening systems were offset by declines primarily in Europe, Asia and Latin America.

John M. Trani, Chairman and Chief Executive Officer, commented: "I am pleased with the efforts of our people to improve customer service. Coupled with an impressive array of new products highlighted at the recent Hardware Show, where Stanley was named Vendor of the Year, this improvement is enhancing our value proposition. As a result, order rates in the third quarter were solid (up 5% versus 1998) and particularly strong toward the end of the quarter. We are cautiously optimistic about fourth quarter performance."

Gross margins were 35.4%, exceeding reported 1998 gross margins of 34.3% and "core" 1998 gross margins of 35%, despite the inclusion in the current quarter of certain costs excluded from core results in prior periods. The company attributed much of this improvement to productivity gains emanating from its extensive restructuring

                       Page 5 of 12 Pages
over the last two years and to the substantial reduction in transition costs. "During the quarter we made tremendous strides in managing our manufacturing cost base and implementing related control systems. We are pursuing productivity improvements vigorously, while implementing sales and marketing programs to increase retail sell-through," Mr. Trani added.

Selling, general and administrative expenses were 24.1% of sales, compared with 25.0% reported and 22.1% on a core basis in the third quarter of 1998. This increase reflects costs related to new sales and marketing initiatives designed to drive sales growth at retail, the inclusion of residual Y2k costs and increases to accounts receivable reserves.

Third quarter net interest expense was $7 million compared with $7.4 million in 1998, as higher borrowings for acquisition and working capital funding were more than offset by lower interest rates on borrowings. Other income was $6.2 million, resulting principally from a one-time cash gain upon the liquidation of a cross-currency financial instrument.

Importantly, the company also reported that third quarter cash generated by operations improved to $92 million, as compared with a net cash reduction of $4 million in 1998. Changes in operating assets and liabilities, including working capital, generated $25 million compared with a $59 million requirement in last year's third quarter.

Mr. Trani added: "This cash flow performance reflects a high quality of earnings, as well as the inherent cash-generating ability of the company. Stanley has positioned itself as a cash-generating versus a cash-absorptive company. With the bulk of the 1997 restructuring behind us, there is every expectation that this positioning will manifest itself. This will provide flexibility to pursue organic growth initiatives and other options to enhance shareowner value."

Tools segment sales of $526 million were 2% lower than the third quarter of 1998. An increase of 2% from the ZAG acquisition was offset by lower unit volumes, primarily in hand tools and fastening systems in Europe. Tools segment operating margin was 12.8%, compared with 13.5% in the same period last year, due principally to the aforementioned sales and marketing initiatives, Y2k costs and accounts receivable reserve increases.

Doors segment sales increased 8% to $166 million, led by double-digit percentage increases in unit volume sales of U.S. residential entry doors and home decor products. This was somewhat offset by decline in the company's hardware business, primarily associated with the loss of Hechinger. Doors segment operating profit decreased to 6.5% of sales, versus 11.1% in the same period last

                       Page 6 of 12 Pages
year, as the Hardware business was burdened with costs of relocating production to low-cost locations and meeting customer delivery requirements.

The company also announced today that its Board of Directors approved a fourth quarter regular dividend of $.22 per share on the company's common stock. The dividend is payable on Monday, December 27, 1999 to shareholders of record at the close of business on Friday, November 26, 1999. Mr. Trani stated: "We are proud that 1999 dividend payments extend our records for the longest consecutive annual and quarterly dividend payments of any industrial company on the New York Stock Exchange."

The Stanley Works, an S&P 500 company, is a worldwide supplier of tools and doors and related hardware products for professional, industrial and consumer use.


Contact:  Gerard J. Gould                Vance N. Meyer
          Director, Investor Relations   Director, Communications &
                                           Public Affairs
          (860) 827-3833 office          (860) 827-3871 office
          (860) 658-2718 home            (203) 795-0581 home
          ggould@stanleyworks.com

This press release contains forward looking statements as to the company's ability: (i) to obtain earnings growth from the adjustment of its cost structure and implementation of related control systems, (ii) to obtain sales growth from the implementation of its new sales and marketing programs and
(iii) to generate cash with which to pursue options to enhance shareowner value. Cautionary statements accompanying these forward-looking statements are set forth, along with this news release,in a Form 8-K filed with the Securities and Exchange Commission today.

The Stanley Works corporate press releases are available on the company's internet web site at http://www.stanleyworks.com. Alternatively, they are available through PR Newswire's "Company News On-Call" service by FAX at 800-758-5804, ext. 874363 or on the internet at http://www.prnewswire.com.



















                       Page 7 of 12 Pages

               THE STANLEY WORKS AND SUBSIDIARIES
             CONSOLIDATED STATEMENTS OF OPERATIONS
   (Unaudited, Millions of Dollars Except Per Share Amounts)


                               Third Quarter          Nine Months
                             1999     1998         1999       1998

Net Sales                  $ 692.0  $ 689.6    $ 2,061.2  $ 2,053.3

Costs and Expenses
  Cost of sales              446.9    453.2      1,353.4    1,337.1
  Selling, general and
    administrative           166.9    172.7        522.2      509.9
  Interest - net               7.0      7.4         21.9       17.4
  Other - net                 (6.2)     2.7          0.8        9.6

                             614.6    636.0      1,898.3    1,874.0

Earnings before
    income taxes              77.4     53.6        162.9      179.3

    Income Taxes              27.1     20.2         57.0       67.3

Net Earnings               $  50.3  $  33.4    $   105.9  $   112.0

Net Earnings Per
    Share of Common Stock

     Basic                 $  0.56  $  0.37    $    1.18  $    1.25

     Diluted               $  0.56  $  0.37    $    1.18  $    1.24

Dividends per share        $  0.22  $ 0.215    $    0.65  $   0.615

Average shares outstanding
    (in thousands)

     Basic                  89,687   89,367       89,532     89,413

     Diluted                89,949   90,102       89,805     90,338



                       Page 8 of 12 Pages

               THE STANLEY WORKS AND SUBSIDIARIES
                  CONSOLIDATED BALANCE SHEETS
                (Unaudited, Millions of Dollars)



                                    October 2       October 3
                                       1999            1998

ASSETS
  Cash and cash equivalents        $   131.5       $    65.2
  Accounts receivable                  576.0           546.7
  Inventories                          367.1           388.9
  Other current assets                  74.8            83.9

      Total current assets           1,149.4         1,084.7

  Property, plant and equipment        495.9           509.4
  Goodwill and other intangibles       187.6           202.9
  Other assets                         129.0           144.7

                                   $ 1,961.9       $ 1,941.7


LIABILITIES AND SHAREOWNERS' EQUITY
  Short-term borrowings            $   222.9       $   211.3
  Accounts payable                     203.7           160.7
  Accrued expenses                     309.0           310.3

       Total current liabilities       735.6           682.3

  Long-term debt                       299.2           343.7
  Other long-term liabilities          213.5           257.9
  Shareowners' equity                  713.6           657.8

                                   $ 1,961.9       $ 1,941.7
















                       Page 9 of 12 Pages

               THE STANLEY WORKS AND SUBSIDIARIES
                 SUMMARY OF CASH FLOW ACTIVITY
                (Unaudited, Millions of Dollars)



                                  Third Quarter       Nine Months
                                   1999    1998       1999   1998
Operating Activities
  Net earnings                  $  50.3  $ 33.4    $ 105.9 $ 112.0
  Depreciation and amortization    20.9    20.0       66.2    58.1
  Other non-cash items             (4.0)    1.1        9.8    11.7
  Changes in operating assets
      and liabilities              25.2   (58.5)     (29.3) (196.0)
  Net cash provided (used) by
      operating activities         92.4    (4.0)     152.6   (14.2)


Investing and Financing Activities
  Capital and software
      expenditures                (31.1)  (18.7)     (81.8)  (41.4)
  Proceeds from sales of
      assets                       22.1     3.4       37.0    12.2
  Business acquisitions             -     (99.9)       -     (99.9)
  Net borrowing activity          (30.3)  135.4      (30.7)  133.8
  Net stock transactions           (2.5)   (3.7)      (6.4)  (18.8)
  Proceeds from swap termination   13.9      -        13.9      -
  Cash dividends on common
      stock                       (19.6)  (19.1)     (57.9)  (54.7)
  Other                             1.8    (5.6)      (5.3)   (4.0)

  Net cash used by investing
    and financing activities      (45.7)   (8.2)    (131.2)  (72.8)

Increase (Decrease) in Cash and
  and Cash Equivalents             46.7   (12.2)      21.4   (87.0)

Cash and Cash Equivalents,
  Beginning of Period              84.8    77.4      110.1   152.2

Cash and Cash Equivalents,
  End of Third Quarter          $ 131.5  $ 65.2    $ 131.5 $  65.2











                      Page 10 of 12 Pages

               THE STANLEY WORKS AND SUBSIDIARIES
                  BUSINESS SEGMENT INFORMATION
               (Unaudited, Millions of Dollars)


                            Third Quarter        Nine Months
                            1999     1998      1999       1998

INDUSTRY SEGMENTS
Net Sales

  Tools                   $ 525.5  $ 535.1  $ 1,584.1   $ 1,580.3
  Doors                     166.5    154.5      477.1       473.0

  Consolidated            $ 692.0  $ 689.6  $ 2,061.2   $ 2,053.3



Operating Profit

  Tools                   $  67.3  $  72.0  $   207.9    $  218.3
  Doors                      10.9     17.2       32.6        46.1

                             78.2     89.2      240.5       264.4

  Restructuring-related
    transition and other
    non-recurring costs         -    (25.5)     (54.9)      (58.1)
  Interest-net               (7.0)    (7.4)     (21.9)      (17.4)
  Other-net                   6.2     (2.7)      (0.8)       (9.6)

  Earnings Before
    Income Taxes          $  77.4  $  53.6  $   162.9    $   179.3

GEOGRAPHIC NET SALES
  United States           $ 496.4  $ 493.8  $ 1,466.5    $ 1,471.2
  Other Americas             51.3     51.1      150.5        163.6
  Europe                    119.0    118.9      372.7        348.4
  Asia                       25.3     25.8       71.5         70.1

  Consolidated            $ 692.0  $ 689.6  $ 2,061.2    $ 2,053.3










                      Page 11 of 12 Pages

                                               Exhibit (20)(ii)

                     CAUTIONARY STATEMENTS
   Under the Private Securities Litigation Reform Act of 1995

The statements in the company's press release issued today regarding the company's ability (1) to obtain earnings growth from productivity improvements, (2) to obtain sales growth from the implementation of sales and marketing programs and (3) to generate cash with which to pursue options to enhance shareowner value are forward looking and inherently subject to risk and uncertainty.

The company's ability to obtain earnings growth from productivity improvements is dependent on the success of various initiatives that are underway or that are being developed to improve manufacturing operations and to implement related control systems. The success of these initiatives is dependent on the company's ability to increase the efficiency of its routine business processes, to develop and implement process control systems, to develop and execute comprehensive plans for facility consolidations, the availability of vendors to perform outsourced functions, the successful recruitment and training of new employees, the resolution of any labor issues related to closing facilities, the need to respond to significant changes in product demand while any facility consolidation is in process and other unforeseen events.

The company's ability to achieve sales growth through the implementation of sales and marketing programs designed to increase retail sell through is dependent upon a number of factors, including: (1) the ability to recruit and retain a sales force to implement the sales and marketing programs, (2) the ability of these programs to stimulate demand for products, (3) the ability of the current sales force to adapt to changes made in the sales organization and maintain adequate customer coverage and (4) the ability of the company to fulfill increased demand for its products.

The company's ability to generate cash flow with which to pursue organic growth initiatives and other business opportunities to enhance shareowner value is dependent on the continued ability to deliver strong net income and manage working capital effectively.

The Company's ability to achieve the objectives discussed above will also be affected by the installation and implementation of critical business transaction systems associated with its Year 2000 compliance program scheduled for the remainder of this year as well as by external factors. These external factors include pricing pressure and other changes within competitive markets, the continued consolidation of customers in consumer channels, increasing competition, changes in trade, monetary and fiscal policies and laws, inflation, currency exchange fluctuations,the impact of dollar/foreign currency exchange rates on the competitiveness of products and recessionary or expansive trends in the economies of the world in which the company operates.


                     Page 12 of 12 Pages